Notice of the Postponement of the Annual Meeting of Shareholders
                                     to
                             September 25th, 2002
                       3:00 PM, Pacific Daylight Time


Turner Oregon
August 21, 2002

Dear Shareholder:

You are cordially invited to the rescheduled Annual Meeting of Shareholders (the "Annual Meeting") of Willamette Valley Vineyards, Inc. (the "Company"), which will be held on Wednesday, September 25 at 3:00 PM, Pacific Daylight Time at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392. Shareholders have received the Proxy Statement and Annual Report in a prior mailing; the information contained therein remains valid for the rescheduled meeting. If you have not voted your proxy please do so. If you require an additional copy of the Proxy Statement, Ballot and Annual Report please contact James L. Ellis, Secretary at (800) 344-9463.

The Annual Meeting is being held for the following purposes:

1.	To elect a Board of directors to hold office until the next Annual
Meeting of Shareholders or until their respective successors have been elected or appointed;

2.    	To ratify the appointment by the Board of Directors of
PricewaterhouseCoopers, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

3.   	To transact such other business as may properly come before the Annual
Meeting or any adjournment  or postponement thereof.

These items are fully discussed in the Proxy Statement sent in a prior mailing.

Only shareholders of record at the close of business on August 14th, 2002, the record date established by the Board of Directors, will be entitled to vote at the rescheduled Annual Meeting. A list of shareholders entitled to vote will be available for inspection at the Company's offices for a period commencing two days after the date of this Notice and lasting until the Annual Meeting.

Shareholders who have not voted are requested to complete, date, sign, and return their Proxy Ballot as soon as possible. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. If you decide to attend the Annual Meeting and vote in person, you will have the opportunity.


                                                      The Board of Directors


                                                      By: James L. Ellis
                                                      Board Secretary